Exhibit 99.1

TMS International Corp. Announces Plans for Potential New Debt Refinancing

PITTSBURGH, PA, March 2, 2012 – TMS International Corp. (NYSE: TMS), the parent company of Tube City IMS Corporation (“TCIMS”), a leading provider of outsourced industrial services to steel mills globally, today announced that TCIMS is pursuing a potential debt refinancing pursuant to which TCIMS intends to enter into a new senior secured term loan in an amount of approximately $300 million. The proceeds of the refinancing, if effected, are anticipated to be used towards repayment in full of TCIMS’ existing term loan facility, which matures on January 25, 2014, the repayment, repurchase on/or redemption of a portion of its 9 3/4% Senior Subordinate Debt Securities due February 1, 2015, and related fees and expenses. The timing, size, and terms of any potential refinancing and the use of proceeds thereof, are subject to market and other conditions, and TMS International Corp. makes no assurance that such actions will take place at any specific time, or at all.

About TMS International Corp.

TMS International Corp., through its subsidiaries, including Tube City IMS Corporation, is the largest provider of outsourced industrial services to steel mills in North America as measured by revenue and has a substantial and growing international presence. The company provides mill services at 82 customer sites in 11 countries and operates 29 brokerage offices from which it buys and sells raw materials across five continents.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the company’s business strategies, estimates of future global steel production and other market metrics and the company’s expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that may cause the company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the company’s forward-looking statements can be found in the company’s Annual Report on Form 10-K and elsewhere in the company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any such statement to reflect new information, or the occurrence of future events or changes in circumstances.

Contacts

Media Contact Jim Leonard 412-267-5226	Investor Contact Kelly Boyer 412-349-3007